EXHIBIT 97
AMENDED AND RESTATED COMPENSATION RECOVERY POLICY
Visteon Corporation (the “Company”) adopted the Compensation Recovery Policy in April 2013. The Board of Directors of the Company (the “Board”) believes that it is appropriate to amend and restate the Compensation Recovery Policy effective as of June 8, 2023 (the “Effective Date”). The Compensation Recovery Policy, as amended and restated June 8, 2023 and as may be further amended or restated from time to time, is referred to herein as the “Policy”.
1.Definitions:
For purposes of this Policy, the following definitions shall apply:
a.“Accounting Restatement” is a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including the correction of an error in the Company’s previously issued financial statements that (i) is material to those previously issued financial statements or (ii) is not material to those financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

b.“Company Group” means the Company and each of its subsidiaries, as applicable.
c.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
d.“Executive Officer” means those officers who have been designated by the Company as executive officers for purposes of Section 16 of the Exchange Act.

e.“Incentive-Based Compensation” means any compensation that is granted, earned, or vested (including, without limitation, any annual cash bonus, incentive plan awards, performance stock units, restricted stock awards, or other performance-based compensation), which compensation is based wholly or in part upon the attainment of any financial reporting measure, including financial measures contained in the Company’s financial statements (including, for the avoidance of doubt, the Company’s stock price or any total shareholder return measure), and any measure derived in whole or in part from such financial measures. Incentive-Based Compensation will be deemed to have been “Received” in the Company’s fiscal period during which the financial reporting measure specified in or otherwise relating to the Incentive-Based Compensation award was attained, regardless of when the payment, grant or vesting occurs. “Incentive-Based Compensation” is subject to the “Limiting Condition”, as defined in Section 2 hereof.
f.“Look-Back Period” means the three completed fiscal years (plus any applicable transition period) immediately preceding the earlier of (i) the date the Board or a Board committee concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
g.“Nasdaq” means the Nasdaq Stock Market.
h.“Recoverable Amount” means the amount of Incentive-Based Compensation granted, vested or paid to a person during the fiscal period when the applicable financial reporting measure relating to such Incentive-Based Compensation was attained that exceeds the amount of Incentive-Based Compensation that otherwise would have been granted, vested or paid to the person had such amount been determined based on the applicable Accounting Restatement, computed without regard to taxes paid. For Incentive-Based Compensation based on stock price or total stockholder return, where the Recoverable Amount is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Board will determine the amount of such Incentive-Based Compensation that constitutes a Recoverable Amount, if any, based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was granted, vested or paid and the Board shall maintain documentation of such determination and provide such documentation to the Nasdaq.

i.“SEC” means the United States Securities and Exchange Commission.
2.Recoupment and Forfeiture of Recoverable Amounts and Means of Repayment
In the event of an Accounting Restatement, any Recoverable Amount of any Incentive-Based Compensation Received during the applicable Look-Back Period (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the applicable member of the Company Group to the fullest extent permitted by applicable law and as directed by the Board in accordance with the following paragraph.
If the Board determines that any person shall repay any Recoverable Amount, the Board shall provide written notice to such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Board, and any member of the Company Group shall be entitled to set off the repayment amount against any amount owed to the person by the applicable member of the Company Group, to require the forfeiture of any award granted by any member of the Company Group to the person, or to take any and all necessary actions to reasonably promptly recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law. If the Board does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Recoverable Amount to the Company as soon as reasonably practicable but in no event later than sixty (60) days after receipt of such notice.
Notwithstanding anything in this Policy to the contrary, this Policy only applies to Incentive-Based Compensation granted, vested or paid to a person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation and that was Received at a time when each of the following are true: (a) on or after the effective date of the applicable Nasdaq listing standards, (b) after the person became an Executive Officer, (c) at a time that the Company had a class of securities listed on a national securities exchange or a national securities association and (d) during the Look-Back Period (collectively, the “Limiting Condition”).
The recovery of any Recoverable Amount of Incentive-Based Compensation shall be mandatory (i.e., must be pursued by the Board or its delegate), except to the except to the extent that one of the limited exemptions set forth in Exchange Act Rule 10D-1(b)(1)(iv) applies.
3.No Indemnification
No person shall be indemnified, insured or reimbursed by any member of the Company Group in respect of any loss of compensation by such person in accordance with this Policy, nor shall any person receive any advancement of expenses for disputes related to any loss of compensation by such person in accordance with this Policy, and no person shall be paid or reimbursed by any member of the Company Group for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Policy. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Recoverable Amount). In no event shall any member of the Company Group be required to award any person an additional payment if any Accounting Restatement would result in a higher incentive compensation payment.
4.Miscellaneous
This Policy generally will be administered and interpreted by the Board. Any determination by the Board with respect to this Policy shall be final, conclusive and binding on all interested parties. To the extent permitted by, and in a manner consistent with applicable law, including SEC and Nasdaq rules, the Board may terminate, suspend or amend this Policy at any time in its discretion.
This Policy is intended to satisfy the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or the Nasdaq, including any additional or new requirements that become effective after the Effective Date which upon effectiveness shall be deemed to automatically amend this Policy to the extent necessary to comply with such additional or new requirements.
The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law.
Each award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation granted to an Executive Officer after the Effective Date shall include a provision incorporating the requirements of this Policy. Moreover, each Executive Officer will be required to sign an Amended and Restated Compensation Recovery Policy Acknowledgement and Agreement.
The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to any member of the Company Group.
This Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives with respect to any Incentive-Based Compensation granted, vested or paid to or administered by such persons or entities.

Adopted June 8, 2023

VISTEON CORPORATION
AMENDED AND RESTATED COMPENSATION RECOVERY POLICY
ACKNOWLEDGEMENT AND AGREEMENT
I acknowledge that I have received and reviewed a copy of the Visteon Corporation Amended and Restated Compensation Recovery Policy (as may be amended from time to time, the “Policy”) and I have been given an opportunity to ask questions about the Policy and review it with my counsel. I knowingly, voluntarily and irrevocably consent to and agree to be bound by and subject to the Policy’s terms and conditions, including that I will return any Recoverable Amount that is required to be repaid in accordance with the Policy. I further acknowledge, understand and agree that (a) the compensation that I receive, have received or may become entitled to receive from the Company Group is subject to the Policy, and the Policy may affect such compensation and (b) I have no right to indemnification, insurance payments or other reimbursement by or from any member of the Company Group for any compensation that is subject to recoupment and/or forfeiture under the Policy. Capitalized terms not defined herein have the meanings set forth in the Policy.

Signed:        _________________________________________

Print Name:     _________________________________________

Date:            _________________________________________

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